Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Double Eagle Petroleum Co. on Form S-3 of our report dated March 14, 2006 on the financial statements of Double Eagle Petroleum Co. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.
HEIN & ASSOCIATES LLP
Denver, Colorado
November 27, 2006